EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of General Motors Corporation on Form S-8 (File Nos. 333-17975, 33-54841, 333-17923, 33-32322, 33-54835, 333-22955, 333-21029, 333-17937 and 33-28714),
Form S-3 (File Nos. 33-41557, 33-64229, 333-13797, 33-47343 (Post-Effective
Amendment No. 1), 33-49035 (Amendment No. 1), 33-56671 (Amendment No. 1) and 33-49309) and on Form S-4 (File No. 333-25221 (Amendment No. 4)) of our report dated March 21, 1997, on the financial statements of the Defense Business of Hughes Electronics Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this current report on Form 8-K of General Motors Corporation dated on May 23, 1997.



/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California
June 23, 1997








































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